Exhibit 99.2

The Redwood Review

Third Quarter 2016

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 3RD QUARTER 2016
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our overall market position, strategy and long-term prospects, and forward looking statements about private label securitization as a form of mortgage financing and our expectations about investing in Portfolio Risk Transfer (PRT) transactions in the future; (ii) statements related to our financial outlook and expectations for 2016, including with respect to: our 2016 GAAP earnings outlook and our expectation that full year 2016 GAAP earnings will fall at the higher end of the $1.20 - $1.50 per share range we previously communicated; (iii) statements related to our commercial investments, including our expectation that we will settle the sale of $27 million of commercial mezzanine loans during the fourth quarter of 2016 and expectations of gain-on-sale income from this sale; (iv) statements related to our residential mortgage banking activities, including new initiatives and our expectations relating to our Choice program continuing to gain momentum in the future; (v) statements regarding our residential investment portfolio, including new investment opportunities and the potential for future capital deployment through credit risk transfer and portfolio risk transfer transactions, statements regarding any future stock repurchase activity and statements regarding our normalized expectations for MSR income; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the third quarter of 2016 and at September 30, 2016; (vii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at September 30, 2016 to be approximately $300 million, and our expectation that this amount will increase by up to an additional $30 million upon the sale of our commercial mezzanine loans); (viii) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2016; and (ix) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation

THE REDWOOD REVIEW I 3RD QUARTER 2016
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C A U T I O N A R Y S T A T E M E N T

of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $22 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest our available capital, which includes cash and the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses; general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

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C A U T I O N A R Y S T A T E M E N T

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “third quarter” refer to the quarter ended September 30, 2016, and references to the “second quarter” refer to the quarter ended June 30, 2016, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q316	$0.58	$0.34	19%	$14.74	$0.28
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.20	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28

(1)	REIT taxable income per share for 2016 is an estimate until we file our tax return.

THE REDWOOD REVIEW I 3RD QUARTER 2016
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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
Throughout our history, Redwood has focused on generating long-term value for shareholders through investments in high-quality residential mortgage credit risk and through our loan conduit activities. We have accepted that the residential mortgage market is cyclical and the opportunities are dynamic. Thus, success at times requires patience, while at other times it requires aggressive action.
To sum up today’s market in the words of recent Nobel laureate Bob Dylan, “the times they are a-changin’.” Traditional means for investing in mortgage credit have given way to new credit risk-sharing opportunities, largely through the banks and GSEs. Execution will undoubtedly be complex, requiring capital markets and credit expertise, strong relationships, and efficient access to mortgage loans. Frankly, we see this as a great opportunity to showcase Redwood’s nimble and thought-driven business model.
In this letter, we will review our quarterly results - including our best GAAP results in three years. We will also discuss our capital position, investment opportunities, and operating progress - including the completion of our third Sequoia securitization of 2016 and commercial mezzanine loan sales. We’ll conclude with our outlook for the remainder of the year. To get to the punch line, we currently anticipate full year 2016 earnings to fall at the higher end of the $1.20 to $1.50 per share range we previously communicated.
Third Quarter Results and Capital Position
Our GAAP earnings were $0.58 per share for the third quarter of 2016, as compared with $0.48 per share for the second quarter of 2016. Our third quarter earnings benefited from positive mark-to-market adjustments on our fair value securities and higher margins from our jumbo mortgage banking operations compared with the prior quarter. These increases were partially offset by lower commercial loan income, which was elevated in the second quarter due to higher loan prepayment interest and the release of loan loss reserves.
Our non-GAAP core earnings were $0.39 per share for the third quarter of 2016, as compared with $0.47 per share for the second quarter of 2016. While net interest income from our residential investments was consistent with the second quarter, commercial net interest income declined as a result of lower prepayment penalty interest and the ongoing sale of commercial mezzanine loan investments.
We deployed $76 million of capital during the quarter toward new investments, bringing our total capital deployed year-to-date to approximately $300 million. At September 30, 2016, we estimate that our capital available for investments was approximately $300 million. We expect this amount to increase by up to an additional $30 million upon the sale of our remaining commercial mezzanine loans.

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S H A R E H O L D E R L E T T E R

Investment Portfolio Initiatives
We remain focused on new and innovative ways to take credit risk on residential loans through portfolio-based initiatives, which will enable us to deploy significant amounts of capital without the infrastructure required to aggregate loans individually. So far in 2016, we’ve invested in two “Portfolio Risk Transfer” transactions, which facilitate the transfer of credit risk on both jumbo and conforming loans from large banks to private investors like Redwood through traditional REMIC structures, and expect to invest in additional transactions in the coming months. In addition, we’ve had discussions with some of our larger volume jumbo loan sellers and with other major banks to explore ways to complete these types of transactions as an alternative to selling whole loans. We also continue to work directly with the GSEs on other credit-risk sharing initiatives that may result in meaningful new opportunities for Redwood.
Residential Mortgage Banking
Our residential mortgage banking business had a good third quarter and is off to a strong start in the fourth quarter, as we closed our third jumbo securitization for 2016 in late October at tighter spreads than our previous transaction in July. Gain-on-sale margins for securitization since the end of the third quarter of 2016 have been slightly better than our more recent whole-loan sale executions, and should benefit our fourth quarter mortgage banking results. Our expanded-prime loan program, Redwood Choice, continues to be rolled out and used by our seller base. We expect to continue to gain momentum with the Choice program as we refine its features and pricing.

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S H A R E H O L D E R L E T T E R

Outlook
The third quarter of 2016 was the first in a long while where we experienced consistently low volatility in benchmark interest rates, helping to push credit spreads tighter and valuations higher across many asset classes. Additionally, our mortgage credit performance remained stellar. As value investors, we were compelled to take advantage of this unusually strong pricing and sold certain lower-yielding and non-core investments during the third quarter, in advance of any refinance concerns or other potential credit events. In our view, we maximized the return on these investments for shareholders. And while we remain in a challenging environment to reinvest our capital, with fewer liquidity buffers available in the financial system to keep volatility low, spread widening may only be a presidential election, Federal Reserve Board meeting, or bad macro-headline away. This makes it, in our view, a good time to be holding excess capital. As we head towards the end of the year, we remain extremely focused on our long-term investment initiatives - including with banks and the GSEs, the securitization market, and other vehicles we may use to finance our expanded-prime Choice loans.
We plan to provide our outlook for next year with our year-end letter in February 2017, when we have additional visibility on our momentum with respect to deploying our excess capital.
And as always, we thank you for you continued support.

Marty Hughes	Christopher J. Abate
Chief Executive Officer	President and Chief Financial Officer

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Q U A R T E R L Y O V E R V I E W

Third Quarter Highlights

Ñ
Our GAAP earnings were $0.58 per share for the third quarter of 2016, as compared with $0.48 per share for the second quarter of 2016. Third quarter results improved primarily as a result of positive mark-to-market changes driven by tightening spreads on our fair value securities, and above-average margins from our jumbo mortgage banking operations.

Ñ
Our non-GAAP core earnings were $0.39 per share for the third quarter of 2016, as compared with $0.47 per share for the second quarter of 2016. Our third quarter core earnings reflected steady net interest income from our residential investments, but an overall decline from second quarter core earnings, which benefited from prepayment penalty interest from four commercial mezzanine loans. A reconciliation of GAAP net income to core earnings is included in the Core Earnings section that follows on page 11.

Ñ
Our GAAP book value was $14.74 per share at September 30, 2016, as compared with $14.20 per share at June 30, 2016. The increase was driven by our third quarter GAAP earnings exceeding our dividend payment, tightening spreads on our available-for-sale securities, and an increase in value of interest rate derivatives hedging our long-term debt.

Ñ
We deployed $76 million of capital in the third quarter of 2016 toward new investments, including $47 million in residential CRT and other subordinate securities, $25 million in Agency commercial multi-family securities and other CMBS, and $3 million in MSRs. Additionally, we repurchased $3 million of common shares during the third quarter at an average price of $13.45 per share.

Ñ
We received $208 million of net cash proceeds from the sale of the majority of our commercial mezzanine loan portfolio and generated realized gains of $5 million. We currently expect to sell the majority of our remaining commercial mezzanine loans in the fourth quarter.

Ñ
We sold $28 million of securities from our investment portfolio during the third quarter of 2016, which generated realized gains of $2 million and freed up $5 million of capital for reinvestment after the repayment of associated debt.

Ñ
We purchased $1.3 billion of residential jumbo loans during the third quarter of 2016, consistent with the second quarter of 2016. At September 30, 2016, our pipeline of jumbo residential loans identified for purchase was $1.1 billion.

Ñ Residential loan sales totaled $774 million during the third quarter of 2016 and included $416 million of whole loan sales to third parties and $358 million of loans that were securitized.
Ñ After incorporating our third quarter results into our current outlook and assuming the spread environment remains stable during the fourth quarter, we expect our full year 2016 GAAP earnings to fall at the higher end of the $1.20 - $1.50 per share range we introduced in the fourth quarter 2015 Redwood Review.

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Q U A R T E R L Y O V E R V I E W

GAAP Earnings
The following table sets forth the components of Redwood’s GAAP net income for the third and second quarters of 2016.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	9/30/2016	6/30/2016

Interest income	$61	$67
Interest expense	(22)	(22)
Net interest income	39	44

Reversal of provision for loan losses	1	7
Non-interest income
Mortgage banking activities, net	10	8
MSR income, net	4	3
Investment fair value changes, net	12	(11)
Other income	2	2
Realized gains, net	7	10
Total non-interest income, net	34	11

Operating expenses	(20)	(20)
Provision for income taxes	(1)	—

Net income	$53	$41

Net income per diluted common share	$0.58	$0.48

Ñ
Our GAAP earnings were $0.58 per share for the third quarter of 2016, as compared with $0.48 per share for the second quarter of 2016. Third quarter results improved primarily as a result of positive mark-to-market changes driven by tightening spreads on our fair value securities, and above-average margins from our jumbo mortgage banking operations. These improvements were partially offset by lower net interest income, and a lower reversal of provision for loan losses, as second quarter results included a $5 million reversal associated with the anticipated third quarter sale of our commercial mezzanine portfolio.

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Q U A R T E R L Y O V E R V I E W

Core Earnings
Below is a reconciliation of GAAP net income to non-GAAP core earnings for the third and second quarters of 2016. Further information about Redwood's core earnings measure and how it is used by management is included in the Core Earnings Definition section of the Appendix.

Reconciliation of GAAP Net Income to Core Earnings
($ in millions, except per share data)
	Three Months Ended
	9/30/2016	6/30/2016

GAAP net income	$53	$41

Adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives (1)	(20)	4
Eliminate restructuring and related charges (2)	—	—
Eliminate reversal of commercial loan loss reserve (3)	—	(5)
Income taxes associated with core earnings adjustments (4)	—	—
Total adjustments	(20)	(2)

Core earnings	$33	$40

GAAP net income per diluted common share	$0.58	$0.48
Core earnings per diluted common share (5)	$0.39	$0.47

(1)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net, are included in the Financial Insights section of this Redwood Review.

(2)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming residential and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(3)	Adjustment eliminates the benefit to GAAP earnings from the release of $5 million of commercial loan loss reserves, which was associated with the anticipated sale of our commercial mezzanine loans.

(4)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments. For the three months ended September 30, 2016 and June 30, 2016, the core earnings adjustments we made to our reported results did not result in any associated hypothetical income tax adjustments.

(5)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

Analysis of Earnings

Ñ
To calculate core earnings, one of the adjustments we make to GAAP earnings is to eliminate mark-to-market changes on the fair value of our long-term investments (and associated derivatives) that are primarily related to changes in benchmark interest rates and spreads. This adjustment reduced investment fair value changes, net, by $20 million to an expense of $8 million for the third quarter of 2016, as compared with an expense of $7 million for the second quarter of 2016.

Ñ
Net interest income was $39 million for the third quarter of 2016, as compared with $44 million for the second quarter of 2016. Our third quarter net interest income from residential investments was consistent with the second quarter of 2016, but overall net interest income decreased quarter over quarter due to $5 million of prepayment penalty interest received from four commercial mezzanine loans that prepaid during the second quarter of 2016.

Ñ
Mortgage banking activities, net, was $10 million for the third quarter of 2016, as compared with $8 million for the second quarter of 2016. Mortgage banking activities, net, for the third quarter of 2016 benefited from higher gross margins, which were partially offset by lower volume as compared with the second quarter of 2016.

Ñ
MSR income was $4 million for the third quarter of 2016, as compared with $3 million for the second quarter of 2016. Given our current balance of MSRs, MSR income was within our normalized expectation of $3 million to $4 million per quarter.

Ñ
We realized gains of $7 million during the third quarter of 2016, which included $2 million from $26 million of available-for-sale securities sold and $5 million from $208 million of commercial mezzanine loans sold, as compared with realized gains of $10 million during the second quarter of 2016, primarily from $109 million of securities sold. Realized gains in both the second and third quarters of 2016 were above our trailing 12-quarter historical average.

Ñ
Operating expenses were $20 million in both the third and second quarter of 2016. Our third quarter operating expenses included a $2 million increase in our quarterly variable compensation expense accrual due to higher earnings in the third quarter of 2016.

Ñ
We recorded a tax provision of $1 million during the third quarter of 2016, as compared with a tax provision of less than $1 million for the second quarter of 2016. A reconciliation of GAAP and taxable income is set forth in Table 4 in the Financial Tables section of the Appendix to this Redwood Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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Q U A R T E R L Y O V E R V I E W

GAAP Book Value
Our GAAP book value at September 30, 2016, was $14.74 per share, as compared with $14.20 per share at June 30, 2016. The following table sets forth the changes in Redwood’s GAAP book value per share for the third and second quarters of 2016.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	9/30/2016	6/30/2016

Beginning book value per share	$14.20	$14.17
Earnings	0.58	0.48
Changes in unrealized gains on securities, net from:
Realized gains recognized in earnings	(0.01)	(0.08)
Amortization income recognized in earnings	(0.06)	(0.06)
Mark-to-market adjustments, net	0.20	0.13
Total change in unrealized gains on securities, net	0.13	(0.01)
Dividends	(0.28)	(0.28)
Share repurchases	—	—
Equity award distributions	—	(0.12)
Changes in unrealized losses on derivatives hedging long-term debt	0.01	(0.09)
Other, net	0.10	0.05

Ending book value per share	$14.74	$14.20

Ñ
Our GAAP book value per share increased $0.54 per share to $14.74 per share during the third quarter of 2016. The increase was driven primarily by our third quarter earnings exceeding our dividend payment and tightening spreads on our available-for-sale securities.

Ñ
Unrealized gains on our available-for-sale securities increased $0.13 per share during the third quarter of 2016. The increase was primarily a result of a $0.20 per share increase in the fair value of our available-for-sale securities in the third quarter of 2016. The increase was partially offset by $0.01 per share of previously unrealized net gains that were realized as income from the sale of securities during the third quarter of 2016, and $0.06 per share as a result of discount amortization income recognized in earnings during the third quarter of 2016 from the appreciation in amortized cost basis of our available-for-sale securities.

Ñ
Higher benchmark interest rates during the third quarter of 2016 resulted in the $0.01 per share decrease in unrealized losses on derivatives hedging a portion of our long-term debt. At September 30, 2016, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.91 per share.

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Q U A R T E R L Y O V E R V I E W

Ñ
The difference between shares used to calculate GAAP earnings per share and book value per share resulted in a $0.10 per share benefit to reported book value for the third quarter of 2016. Under GAAP EPS provisions, our reported GAAP earnings for the third quarter of 2016 is based on diluted average shares of 98 million, which assumes all of our convertible and exchangeable debt was converted to equity for the third quarter of 2016. Our book value per share for the third quarter of 2016 is based on actual shares outstanding of 77 million at the end of the third quarter. This benefit is included in other, net in the table above. For more details on how we calculate GAAP earnings per share, see Table 2 in the Financial Tables section of the Appendix to this Redwood Review.

Capital Allocation Summary
We use a combination of equity and corporate long-term debt (which we collectively refer to as “capital”) to fund our business. We also utilize various forms of collateralized short-term and long-term debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, it is presented separately from allocated capital in the table below.

Allocation of Capital and Return Profile
By Investment Type
September 30, 2016
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	2016 YTD Return (1)	2016 Target Return (1)

Residential investments
Residential loans/FHLB stock	$2,326	$(2,000)	$326	19%	17%	12%-16%
Residential securities	864	(280)	585	33%	19%	14%-16%
Mortgage servicing rights	106	—	106	6%	8%	7%-9%
Other assets/(other liabilities)	174	(51)	123	7%	—%	—%
Available capital			338	19%	—%	N/A
Total residential investments	$3,470	$(2,330)	$1,477	84%	11%	11%-13%

Commercial investments	$104	$(1)	$103	6%	20%	10%-12%

Residential mortgage banking			$170	10%	18%	10%-20%

Total			$1,750	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, and corporate operating expenses.

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Q U A R T E R L Y O V E R V I E W

Ñ
Our total capital was $1.8 billion at September 30, 2016, and included $1.1 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.

Ñ
Of our $1.8 billion of total capital at September 30, 2016, $1.6 billion (or 90%) was allocated to our investments, with the remaining $170 million (or 10%) allocated to our residential mortgage banking activities.

Ñ
Included in our capital allocation is available capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. At September 30, 2016, we estimate that our capital available for investments was approximately $300 million.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section.

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F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using three distinct segments: Residential Investments, Residential Mortgage Banking, and Commercial. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the third and second quarters of 2016.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Segment contribution from:
Residential investments	$52	$37
Residential mortgage banking	9	6
Commercial	12	18
Corporate/Other	(20)	(19)

Net income	$53	$41

(1)	See Table 3 in the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.

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F I N A N C I A L I N S I G H T S

Residential Investments
The following table presents the results of our Residential Investments segment for the third and second quarters of 2016.

Segment Results - Residential Investments
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Net interest income
Residential securities	$16	$17
Residential loans	19	20
Total net interest income	36	36

Non-interest income
Investment fair value changes, net	12	(11)
MSR income, net	4	3
Other income	2	2
Realized gains, net	2	10
Total non-interest income, net	19	3

Direct operating expenses	(2)	(2)
Provision for income taxes	(1)	—

Segment contribution	$52	$37

Ñ
The contribution from this segment increased from the second quarter of 2016, primarily due to positive mark-to-market changes on our fair value securities and residential loans as a result of tightening spreads on these investments during the quarter. This improvement was partially offset by lower realized gains, as our pace of security sales declined in the third quarter relative to the second.

Ñ
Net interest income remained relatively consistent with the second quarter of 2016, primarily due to stable net interest income from both our residential loans and securities portfolios, as sales and paydowns of our portfolios were replaced with new investments.

Ñ
Investment fair value changes, net, was positive $12 million for the third quarter of 2016, as compared with negative $11 million for the second quarter of 2016. The improvement during the third quarter was primarily due to mark-to-market gains on our securities portfolio, which benefited from tighter spreads and lower interest rate volatility relative to the second quarter, which reduced hedging costs.

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F I N A N C I A L I N S I G H T S

Residential investments fair value changes, net, includes mark-to-market changes on our long-term investments in residential loans and real estate securities, and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, of our Residential Investments segment by investment type, for the third and second quarters of 2016.

Components of Residential Investments Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(5)	$(4)
Change in fair value from changes in interest rates (2)	4	3
Total change in fair value of residential loans held-for-investment	(1)	(1)

Residential securities
Change in fair value from the reduction of principal (1)	(1)	(1)
Change in fair value from changes in interest rates (2)	10	—
Total change in fair value of residential securities	9	(1)

Risk management derivatives
Interest component of derivative expense	(2)	(2)
Change in fair value of derivatives from changes in interest rates (3)	6	(7)
Total change in fair value of risk management derivatives	4	(9)

Total residential investments fair value changes, net (4)	$12	$(11)

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, residential trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

(4)
Total investment fair value changes, net, on our consolidated financial statements also includes a $0.3 million loss in both the second and third quarters of 2016 related to changes in fair value of our investments in legacy consolidated Sequoia transactions, which is included in Corporate/Other for segment reporting and is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

In the third quarter of 2016, MSR income, net, increased from the second quarter of 2016 primarily due to stable valuation spreads during the third quarter of 2016, as compared with wider valuation spreads experienced in the second quarter of 2016. The following table presents the components of MSR income, net, for the third and second quarters of 2016.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Net servicing fee income	$9	$9
Change in fair value of MSRs from the receipt of expected cashflows	(6)	(6)
MSR income before effect of changes in interest rates	3	3

Net effect to valuations from changes in assumptions and interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	7	(21)
Change in fair value of associated derivatives	(6)	21
Total net effect of changes in assumptions and interest rates	1	—

MSR income, net	$4	$3

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

The following table presents our Residential Investments segment contribution for our residential loans held-for-investment, residential securities, and MSR investments for the third quarter of 2016.

Segment Contribution of Residential Investments by Type
For the Three Months Ended September 30, 2016
($ in millions)
	Residential Loans	Residential Securities	MSRs	Total

Total net interest income	$19	$16	$—	$36

Non-interest income
Investment fair value changes, net	3	9	—	12
MSR income, net	—	—	4	4
Other income	—	1	—	2
Realized gains, net	—	2	—	2
Total non-interest income, net	3	12	4	19

Direct operating expenses	—	(1)	(1)	(2)
Provision for income taxes	—	—	—	(1)

Segment contribution	$22	$27	$2	$52

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	(10)	(10)	—	(20)
Eliminate restructuring and related charges	—	—	—	—
Income taxes associated with core earnings adjustments	—	—	—	—
Total core earnings adjustments	(10)	(10)	—	(20)

Core segment contribution (1)	$12	$17	$2	$32

(1)
Consistent with management's definition of core earnings set forth on page 35, core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
At September 30, 2016, we had $3.5 billion of investments in our Residential Investments segment, including $2.3 billion of residential loans held-for-investment, $864 million of residential securities, $106 million of MSR investments, and $217 million of cash and other assets.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the third and second quarters of 2016.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Net interest income	$5	$4

Non-interest income
Mortgage banking activities, net	10	8
Total non-interest income	10	8

Direct operating expenses	(6)	(6)

Segment contribution	$9	$6

Ñ	Loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.2 billion for the third quarter of 2016, as compared with $1.5 billion for the second quarter of 2016.

Ñ
Our gross margins for our jumbo loans, which we define as net interest income plus mortgage banking activities, net, divided by LPCs, were 126 basis points for the third quarter of 2016, as compared with 68 basis points for the second quarter of 2016, and above our long-term expectations of 50 to 75 basis points. Gross margins for the third quarter of 2016 benefited from improved pricing on securitization execution relative to the second quarter of 2016.

Ñ Residential loan sales totaled $774 million during the third quarter and included $416 million of whole loan sales to third parties and $358 million of loans that were securitized.

Ñ	At September 30, 2016, we had 395 loan sellers, which included 201 jumbo sellers and 194 MPF Direct sellers from various FHLB districts.

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F I N A N C I A L I N S I G H T S

Commercial
The following table presents the results of our Commercial segment for the third and second quarters of 2016.

Segment Results - Commercial
($ in millions)
	Three Months Ended
	9/30/2016	6/30/2016

Net interest income	$7	$12
Reversal of provision for loan losses	1	7

Non-interest income
Realized gains, net	5	—
Total non-interest income	5	—

Operating expenses	—	(1)

Segment contribution	$12	$18

Ñ
Our results for our commercial segment decreased from the second quarter of 2016, primarily due to $7 million of benefit from the release of loan loss reserves recorded in the second quarter of 2016 and lower net interest income.

Ñ
Net interest income from this segment decreased from the second quarter of 2016, primarily due to $5 million of prepayment penalty interest received from four commercial mezzanine loans that prepaid in the second quarter of 2016 and the ongoing sale of our commercial mezzanine loans.

Ñ	These decreases were partially offset by realized gains of $5 million from the sale of $208 million of commercial mezzanine loans in the third quarter.

Ñ	Direct operating expenses were less than $1 million for the third quarter of 2016, as compared with $1 million for the second quarter of 2016.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

The following section provides an overview of Redwood’s sources and uses of capital, including an analysis of capital allocated to Redwood’s residential and commercial investment portfolios and mortgage banking operations.
Balance Sheet Analysis
The following table presents our consolidated balance sheets at September 30, 2016 and June 30, 2016.

Consolidated Balance Sheets (1)
($ in millions)
	9/30/2016	6/30/2016

Residential loans	$4,311	$4,040
Real estate securities	937	884
Commercial loans	30	325
Mortgage servicing rights	106	110
Cash and cash equivalents	221	217
Total earning assets	5,606	5,576

Other assets	267	322
Total assets	$5,873	$5,898

Short-term debt
Mortgage loan warehouse debt	$838	$706
Security repurchase facilities	280	353
Other liabilities	185	202
Asset-backed securities issued, net	820	860
Long-term debt, net	2,620	2,684
Total liabilities	4,742	4,805

Stockholders’ equity	1,130	1,093

Total liabilities and equity	$5,873	$5,898

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At September 30, 2016 and June 30, 2016, assets of consolidated VIEs totaled $847 million and $888 million, respectively, and liabilities of consolidated VIEs totaled $820 million and $860 million, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at September 30, 2016, by operating segment.

Operating Segment Assets and Liabilities
September 30, 2016
($ in millions)
	Operating Segments
	Residential Investments	Residential Mortgage Banking	Commercial	Corporate/Other	Redwood Consolidated

Residential loans	$2,283	$1,189	$—	$840	$4,311
Real estate securities	864	—	73	—	937
Commercial loans	—	—	30	—	30
Mortgage servicing rights	106	—	—	—	106
Cash and cash equivalents	71	—	—	151	221
Total earning assets	3,324	1,189	103	991	5,606
Other assets	146	27	—	93	267
Total assets	$3,470	$1,215	$104	$1,084	$5,873
Short-term debt
Mortgage loan warehouse debt	$—	$838	$—	$—	$838
Security repurchase facilities	280	—	—	—	280
Other liabilities	51	25	1	109	185
ABS issued, net	—	—	—	820	820
Long-term debt, net	2,000	—	—	620	2,620
Total liabilities	$2,330	$862	$1	$1,549	$4,742

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.8 billion of capital, which is summarized above on page 14 of this Redwood Review. Our $1.8 billion of capital includes $1.1 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.
Residential Investments
Our residential investments portfolio represented $1.5 billion, or 84%, of our total capital at September 30, 2016. This portfolio provided the majority of our income during the third quarter of 2016.
Residential Loans/FHLB Stock

Ñ
At September 30, 2016, our investments in residential loans included $2.3 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock. At September 30, 2016, none of these loans was in delinquent status of greater than 90 days.

Ñ
At September 30, 2016, the weighted average maturity of this FHLB debt was approximately nine years and it had a weighted average cost of 0.57% per annum. This interest cost resets every 13 weeks, and we seek to fix the interest cost of this FHLB debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until the stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At September 30, 2016, we had $864 million of residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties and (ii) by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime). The following table presents the fair value of our residential real estate securities at September 30, 2016.

Residential Securities - Vintage and Category
September 30, 2016
($ in millions)
	RMBS 2.0			Legacy RMBS
	Sequoia 2012-2016	Third Party 2013-2016	Agency CRT 2013-2016	Third Party 2006-2008	Third Party <=2005	Total Securities	% of Total Securities

Senior
Prime	$19	$—	$—	$13	$51	$83	10%
Non-prime (1)	—	—	—	—	13	13	1%
Total senior	19	—	—	13	64	96	11%
Re-REMIC	—	—	—	104	57	161	19%
Prime subordinate
Mezzanine (2)	140	144	16	—	—	300	35%
Subordinate	110	56	118	1	23	308	35%
Prime subordinate	249	200	134	1	23	607	70%

Total real estate securities	$269	$200	$134	$118	$144	$864	100%

(1)	Non-prime residential senior securities consist of Alt-A senior securities.

(2)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.
At September 30, 2016, residential securities we owned consisted of fixed-rate assets (71%), adjustable-rate assets (17%), hybrid assets that reset within the next year (11%), and hybrid assets that reset between 12 and 36 months (1%).

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We finance our holdings of residential securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At September 30, 2016, we had short-term debt incurred through repurchase facilities of $280 million, which was secured by $336 million of residential real estate securities. The remaining $528 million of these securities were financed with capital.
The following table presents the fair value of our residential securities that are financed with repurchase debt, at September 30, 2016.

Residential Securities Financed with Repurchase Debt
September 30, 2016
($ in millions, except weighted average price)
	Residential Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$55	$(47)	$8	$93	15%
Mezzanine	281	(232)	49	$100	17%

Total	$336	$(280)	$57	$99	17%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At September 30, 2016, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At September 30, 2016, we had securities repurchase facilities with seven different counterparties. The weighted average cost of funds for the financing at these facilities during the third quarter of 2016 was approximately 1.86% per annum.

Ñ
At September 30, 2016, the weighted average GAAP fair value of our financed securities was 99% of their aggregate principal balance. All financed securities received external third party market price indications as of September 30, 2016, and were, in aggregate, valued within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
The majority of the $55 million of senior securities noted in the preceding table are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $281 million of mezzanine securities financed through repurchase facilities at September 30, 2016, carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2016. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	Additional information on the residential securities we own is set forth in Tables 6 and 7 in the Financial Tables section of the Appendix to this Redwood Review.
Mortgage Servicing Rights
At September 30, 2016, we had $106 million, or 6%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party conforming loan originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at September 30, 2016.

MSR Portfolio Composition
September 30, 2016
($ in millions, except price and cost per loan to service)
	Conforming	Jumbo	Total

Principal (1)	$8,422	$5,495	$13,917
Fair value of MSRs	$70	$36	$106
Price (2)	$0.83	$0.66	$0.76
Implied multiple (3)	3.3X	2.6X	3.0X
GWAC (4)	3.91%	3.98%	3.93%

Key assumptions in determining fair value
Discount rate	11%	11%	11%
Annualized cost per loan to service	$82	$72	$78
Constant prepayment rate (CPR) of associated loans	13%	25%	18%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
At September 30, 2016, we owned $70 million of conforming MSRs and $36 million of jumbo MSRs associated with residential loans that had aggregate principal balances of $8.4 billion and $5.5 billion, respectively.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 0.76% of the aggregate principal balance of the associated residential loans at September 30, 2016, as compared with 0.72% at June 30, 2016. The increase in price during the third quarter of 2016 was primarily due to the positive effect to valuations from the increase in benchmark interest rates during the third quarter.

Ñ	At September 30, 2016, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.16%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.
Residential Mortgage Banking
At September 30, 2016, we had $170 million, or 10%, of our total capital invested in our residential mortgage banking operations. The $170 million of allocated capital is utilized to support the purchase and sale of residential loans held-for-sale.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our $1.2 billion inventory of residential loans held-for-sale. At September 30, 2016, we had $838 million of warehouse debt outstanding to fund residential mortgages held-for-sale. The weighted average cost of the borrowings outstanding under these facilities during the third quarter of 2016 was 2.1% per annum.
Our warehouse capacity, at September 30, 2016, totaled $1.3 billion across four separate counterparties.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Commercial
Our commercial investments represented $103 million, or 6%, of our total capital invested at September 30, 2016.
At September 30, 2016, our commercial investments had a carrying value of $104 million, which includes $30 million of commercial mezzanine loans, and $73 million of multi-family and CMBS securities.
We expect to settle the sale of $27 million of our remaining $30 million of commercial mezzanine loans during the fourth quarter of 2016. The remaining $3 million loan continues to exhibit strong credit performance, and we would look to opportunistically sell this asset if we determine that it is unlikely to prepay prior to its scheduled maturity in early 2018.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through three segments - Residential Investments, Residential Mortgage Banking, and Commercial.
Residential Investments: Our Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties and other residential credit risk-related investments. In addition, this segment includes a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and utilizes attractive long-term financing from the FHLBC to invest in residential mortgage loans. Finally, this segment includes MSRs associated with residential loans we have sold or securitized, as well as MSRs purchased from third parties.
This segment’s main source of revenue is net interest income from portfolio investments. Additionally, this segment may realize gains and losses upon the sale of investments. Funding, hedging, tax, and direct operating expenses associated with these activities are also included in this segment.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires prime jumbo residential loans on a flow basis from a network of third-party originators for subsequent sale. We typically distribute the loans through either our Sequoia private-label securitization program, or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding, tax, and direct operating expenses associated with these activities are also included in this segment.
Commercial: Our Commercial segment currently consists of investments in commercial mortgage-backed securities, as well as the remainder of our commercial loan investments following the sale of the majority of our commercial mezzanine loan portfolio during the third quarter of 2016. We currently expect to sell the majority of our remaining commercial loans in the fourth quarter of 2016. This segment’s main source of revenue is net interest income. Funding, tax, and direct operating expenses associated with these activities are also included in this segment. In the first quarter of 2016, we restructured our commercial operations and discontinued our commercial mortgage banking activities. Historical information presented for this segment through the first quarter of 2016 includes results from commercial mortgage banking activities.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2015, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2016. During the first, second and third quarters of 2016, the Board of Directors declared and paid regular quarterly dividends of $0.28 per share. In November 2016, the Board of Directors declared a regular dividend of $0.28 per share for the fourth quarter of 2016, which is payable on December 29, 2016 to shareholders of record on December 15, 2016.

Dividend Distribution Requirement
Our estimated REIT taxable income was $26 million, or $0.34 per share, for the third quarter of 2016 and $28 million, or $0.36 per share, for the second quarter of 2016. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. It is possible that our estimated REIT taxable income will exceed our dividend distributions in 2016; therefore, we may utilize a portion of our NOL in 2016 and the remaining amount will carry forward into 2017.

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D I V I D E N D P O L I C Y

Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2016 be taxed at the shareholder level based on our full-year 2016 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all, or nearly all, of the dividends we distribute in 2016 to be taxable as ordinary income to shareholders and a smaller portion, if any, to be a return of capital, which is generally non-taxable. Factors that significantly affect the taxation of our dividends to shareholders include, but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.
(i)For the nine months ended September 30, 2016, we realized net capital gains of $18 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year would increase the portion of our 2016 dividends that are characterized as ordinary income to our shareholders. However, if the REIT realizes net capital losses for 2016, these losses would have no effect on the taxability of our 2016 dividends. None of our 2016 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.
(ii)Our estimated REIT taxable income for the nine months ended September 30, 2016 included $6 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $22 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from the $23 million at December 31, 2015 and $34 million at December 31, 2014.

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C O R E E A R N I N G S D E F I N I T I O N

Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments. In addition, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming residential and commercial mortgage banking operations in the first quarter of 2016, as well as the release of commercial loan loss reserves in the second quarter of 2016 associated with the anticipated sale of our commercial mezzanine loans.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes. Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the net interest income or the total return we would expect to earn from them over the longer-term.
Redwood’s core earnings excludes the impact of the restructuring and related charges associated with the restructuring of our conforming residential and commercial mortgage banking operations. During the second quarter of 2016, core earnings excluded the release of commercial loan loss reserves associated with the anticipated sale of our commercial mezzanine loans. Because each of these items is associated with the restructuring of businesses, management believes these items are not reflective of our core results.
In addition, core earnings includes adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT. In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP.

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A-NOTES - A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing and mezzanine financing. See Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM) - Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - As categories, Alt-A securities and Alt-A loans were commonly used prior to the financial crisis (i.e., prior to 2009), but are no longer typically used to describe securities or loans issued or originated since 2009. Alt-A securities was a term used to describe residential mortgage-backed securities backed by loans that had higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition shifted over time to include loans with additional risk characteristics and in some cases investor loans. An Alt-A loan was a term used to describe a loan where the borrower’s income may not have been verified, and in some cases, may not have been disclosed on the loan application. Alt-A loans was also a term used to describe loans with expanded criteria that allowed for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise have applied prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS) - Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

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AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. See the preceding Core Earnings Definition section for additional information on this metric.

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions in which mortgage loan credit risk is shifted from one party to another, examples of which may include structured debt issuances, credit-linked notes, insurance/reinsurance transactions, front-end or back-end lender risk-sharing transactions, and senior subordinate securities. Among the CRT investments that Redwood holds are CRT transactions it entered into with the Agencies relating to conforming loans.

CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

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FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT - A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEGACY RMBS - Residential mortgage backed securities issued prior to 2009.

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LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 5: Financial Ratios and Book Value in the Appendix section.

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

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MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments (“MVAs”) are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

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NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

OPTION ARM LOAN - An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY - A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with relatively higher FICO credit scores, relatively lower loan-to-value ratios, relatively lower debt-to-income ratios, and/or relatively greater levels of other assets.

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans. Prime securities are typically backed by loans that have relatively higher weighted average FICO scores, relatively lower weighted average LTVs, and relatively limited concentrations of investor properties.

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PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY - A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

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REIT TAXABLE INCOME - REIT taxable income is non-GAAP measure calculated for tax purposes at Redwood and includes only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and Agency pass-through securities.

RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

RMBS 2.0 - Residential mortgage backed securities issued after 2008.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

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SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES - Subprime securities are RMBS backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 4 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY - A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

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Table 1: GAAP Earnings (in thousands, except per share data)

	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	Nine Months 2016	Nine Months 2015
Interest income	$54,781	$60,307	$54,071	$60,074	$54,191	$53,857	$53,713	$56,029	$53,324	$169,159	$161,761
Discount amortization on securities, net	6,125	6,339	8,068	8,573	9,115	9,324	9,838	10,061	10,890	20,532	28,277
Discount (premium) amortization on loans, net	—	141	189	182	178	192	195	(839)	(863)	330	565
Total interest income	60,906	66,787	62,328	68,829	63,484	63,373	63,746	65,251	63,351	190,021	190,603
Interest expense on short-term debt	(5,405)	(5,337)	(6,697)	(9,194)	(7,627)	(6,527)	(7,224)	(8,581)	(8,441)	(17,439)	(21,378)
Interest expense on ABS issued from consolidated trusts	(3,193)	(3,982)	(4,282)	(4,432)	(5,190)	(5,645)	(6,202)	(6,765)	(7,838)	(11,457)	(17,037)
Interest expense on long-term debt	(12,999)	(13,125)	(12,971)	(11,413)	(11,058)	(10,836)	(10,535)	(8,557)	(7,071)	(39,095)	(32,429)
Total interest expense	(21,597)	(22,444)	(23,950)	(25,039)	(23,875)	(23,008)	(23,961)	(23,903)	(23,350)	(67,991)	(70,844)
Net interest income	39,309	44,343	38,378	43,790	39,609	40,365	39,785	41,348	40,001	122,030	119,759
(Provision for) reversal of provision for loan losses – Residential	—	—	—	—	—	—	—	(1,562)	708	—	—
(Provision for) reversal of provision for loan losses – Commercial	859	6,532	(289)	240	60	261	(206)	(27)	888	7,102	115
Net interest income after provision	40,168	50,875	38,089	44,030	39,669	40,626	39,579	39,759	41,597	129,132	119,874
Non-interest income
Mortgage banking activities, net
Residential mortgage banking	9,766	7,728	9,280	885	331	4,833	2,219	9,847	11,386	26,774	7,383
Commercial mortgage banking	—	—	(2,062)	(620)	1,002	2,614	(293)	1,140	6,486	(2,062)	3,323
Mortgage servicing rights income (loss), net
MSR servicing fee income	8,726	8,870	9,646	9,392	8,715	7,292	8,487	6,281	4,153	27,242	24,494
MSR fair value changes	1,380	(27,240)	(44,422)	7,676	(28,717)	15,352	(19,411)	(15,192)	1,668	(70,282)	(32,776)
MSR derivatives fair value changes (1)	(6,336)	21,153	41,057	(14,445)	23,551	(21,814)	—	—	—	55,874	1,737
Investment fair value changes, net	11,918	(11,066)	(19,538)	(4,251)	(14,169)	(1,788)	(1,148)	3,819	(3,706)	(18,686)	(17,105)
Realized gains, net	6,615	9,884	9,538	20,199	5,548	6,316	4,306	4,790	8,532	26,037	16,170
Other income	1,643	1,559	955	757	327	1,299	809	181	1,600	4,157	2,435
Total non-interest income (loss), net	33,712	10,888	4,454	19,593	(3,412)	14,104	(5,031)	10,866	30,119	49,054	5,661
Fixed compensation expense	(5,253)	(5,875)	(7,894)	(8,009)	(8,642)	(9,286)	(9,155)	(7,948)	(7,445)	(19,022)	(27,083)
Variable compensation expense	(5,802)	(4,262)	(1,760)	(1,470)	(3,567)	(3,578)	(3,991)	(6,467)	(2,422)	(11,824)	(11,136)
Equity compensation expense	(2,031)	(2,754)	(2,332)	(2,809)	(2,835)	(3,539)	(2,738)	(2,335)	(2,261)	(7,117)	(9,112)
Restructuring charges	(4)	118	(10,659)	—	—	—	—	—	—	(10,545)	—
Other operating expense	(7,265)	(7,382)	(7,807)	(10,350)	(9,453)	(8,815)	(9,179)	(9,712)	(9,278)	(22,454)	(27,447)
Total operating expenses	(20,355)	(20,155)	(30,452)	(22,638)	(24,497)	(25,218)	(25,063)	(26,462)	(21,406)	(70,962)	(74,778)
(Provision for) benefit from income taxes	(972)	(327)	(28)	74	7,404	(2,448)	5,316	2,959	(5,213)	(1,327)	10,272
Net income	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$105,897	$61,029
Diluted average shares (2)	97,832	97,762	77,138	103,377	85,075	94,950	85,622	85,384	96,956	97,992	85,339
Diluted earnings per common share	$0.58	$0.48	$0.15	$0.46	$0.22	$0.31	$0.16	$0.31	$0.50	$1.23	$0.69

(1)
During the second quarter of 2015, we began to include market valuation adjustments of derivatives associated with our MSRs in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in Investment fair value changes, net.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current year and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior years.

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Table 2: GAAP and Core Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2016 Q3	2016 Q2
GAAP Diluted Earnings per Common Share:
Net income attributable to Redwood	$52,553	$41,281
Less: Dividends and undistributed earnings allocated to participating securities	(1,439)	(1,134)
Add back: Interest expense on convertible notes for the period (2)	6,115	7,015
Net income allocated to common shareholders	$57,229	$47,162

Basic Weighted average common share outstanding	76,680	76,665
Net effect of dilutive equity awards	55	—
Net effect of assumed convertible notes conversion to common shares (2)	21,097	21,097
Diluted weighted average common shares outstanding	97,832	97,762

GAAP Diluted Earnings per Common Share	$0.58	$0.48

Core Diluted Earnings per Common Share:
Core earnings	$32,567	$39,684
Less: Dividends and undistributed earnings allocated to participating securities	(995)	(1,096)
Add back: Interest expense on convertible notes for the period (2)	6,115	7,015
Core earnings allocated to common shareholders	$37,687	$45,603

Basic weighted average common share outstanding	76,680	76,665
Net effect of dilutive equity awards	55	—
Net effect of assumed convertible notes conversion to common shares (2)	21,097	21,097
Diluted weighted average common shares outstanding	97,832	97,762

Core Diluted Earnings per Common Share	$0.39	$0.47

(1)
A reconciliation of GAAP net income to core earnings is included in the Core Earnings section that starts on page 11 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 2: GAAP and Core Earnings per Diluted Common Share 47

Table 3: Segment Results ($ in thousands)

	Three Months Ended September 30, 2016					Three Months Ended June 30, 2016
	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total
Interest income	$8,831	$39,981	$7,195	$4,899	$60,906	$7,910	$40,895	$13,151	$4,831	$66,787
Interest expense	(3,826)	(4,471)	(542)	(12,758)	(21,597)	(3,604)	(4,652)	(1,507)	(12,681)	(22,444)
Net interest income (loss)	5,005	35,510	6,653	(7,859)	39,309	4,306	36,243	11,644	(7,850)	44,343

Reversal of provision (provision for) loan losses	—	—	859	—	859	—	—	6,532	—	6,532
Net interest income (loss) after provision	5,005	35,510	7,512	(7,859)	40,168	4,306	36,243	18,176	(7,850)	50,875
Non-interest income
Mortgage banking activities, net	9,766	—	—	—	9,766	7,728	—	—	—	7,728
MSR income, net	—	3,770	—	—	3,770	—	2,783	—	—	2,783
Investment fair value changes, net	—	11,973	203	(258)	11,918	—	(11,121)	342	(287)	(11,066)
Other income	—	1,643	—	—	1,643	—	1,532	27	—	1,559
Realized gains, net	—	1,991	4,624	—	6,615	—	10,075	(191)	—	9,884
Total non-interest income (loss)	9,766	19,377	4,827	(258)	33,712	7,728	3,269	178	(287)	10,888

Operating expenses	(5,807)	(2,498)	(253)	(11,797)	(20,355)	(6,047)	(2,158)	(669)	(11,281)	(20,155)
Provision for income taxes	(240)	(732)	—	—	(972)	—	(327)	—	—	(327)
Segment contribution	$8,724	$51,657	$12,086	$(19,914)		$5,987	$37,027	$17,685	$(19,418)
Net income					$52,553					$41,281

Additional information:
Residential loans	$1,188,514	$2,282,674	$—	$839,976	$4,311,164	$882,380	$2,277,561	$—	$880,197	$4,040,138
Commercial loans	—	—	30,400	—	30,400	—	—	325,063	—	325,063
Real estate securities	—	864,300	72,610	—	936,910	—	835,681	48,120	—	883,801
Mortgage servicing rights	—	106,009	—	—	106,009	—	110,046	—	—	110,046
Total Assets	1,215,240	3,470,013	103,507	1,083,859	5,872,619	918,746	3,448,727	375,576	1,154,543	5,897,592

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 3: Segment Results 48

Table 4: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Nine Months 2016 (2)			Actual Twelve Months 2015 (2)			Actual Twelve Months 2014 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$177,453	$190,021	$(12,568)	$227,133	$259,432	$(32,299)	$206,214	$242,070	$(35,856)
Interest expense	(59,575)	(67,991)	8,416	(79,830)	(95,883)	16,053	(67,208)	(87,463)	20,255
Net interest income	117,878	122,030	(4,152)	147,303	163,549	(16,246)	139,006	154,607	(15,601)
Reversal of provision (provision for) loan losses	—	7,102	(7,102)	—	355	(355)	—	(961)	961
Realized credit losses	(5,743)	—	(5,743)	(8,645)	—	(8,645)	(6,734)	—	(6,734)
Mortgage banking activities, net	16,952	24,712	(7,760)	(24,637)	10,972	(35,609)	5,562	34,938	(29,376)
MSR income (loss), net	55,833	12,834	42,999	33,669	(3,922)	37,591	15,763	(4,261)	20,024
Investment fair value changes, net	(5,652)	(18,686)	13,034	(2,827)	(21,357)	18,530	(2,064)	(10,146)	8,082
Operating expenses	(69,222)	(70,962)	1,740	(103,236)	(97,416)	(5,820)	(97,435)	(90,123)	(7,312)
Other income (expense), net	1,922	4,157	(2,235)	2,174	3,192	(1,018)	(8,219)	1,781	(10,000)
Realized gains, net	284	26,037	(25,753)	—	36,369	(36,369)	—	15,478	(15,478)
(Provision for) benefit from income taxes	(73)	(1,327)	1,254	(150)	10,346	(10,496)	(132)	(744)	612
Income	$112,179	$105,897	$6,282	$43,651	$102,088	$(58,437)	$45,747	$100,569	$(54,822)

REIT taxable income	$71,169			$85,685			$63,989
Taxable income (loss) at taxable subsidiaries	41,010			(42,034)			(18,242)
Taxable income	$112,179			$43,651			$45,747

Shares used for taxable EPS calculation	76,682			78,163			83,443
REIT taxable income per share (3)	$0.93			$1.05			$0.77
Taxable income (loss) per share at taxable subsidiaries	$0.53			$(0.50)			$(0.22)
Taxable income per share (3)	$1.46			$0.55			$0.55

Dividends
Dividends declared	$64,759			$92,493			$92,935
Dividends per share (4)	$0.84			$1.12			$1.12

(1)
Taxable income for 2016 is an estimate until we file our tax return for this year. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2016 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)
Dividends in 2015 were characterized as 100% ordinary income (or $92 million). Dividends in 2014 were characterized as 90% ordinary income (or $84 million), and 10% return of capital (or $9 million). The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 4: Taxable and GAAP Income Differences and Dividends 49

Table 5: Financial Ratios and Book Value ($ in thousands, except per share data)

	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	Nine Months 2016	Nine Months 2015
Financial performance ratios
Net interest income	$39,309	$44,343	$38,378	$43,790	$39,609	$40,365	$39,785	$41,348	$40,001	$122,030	$119,759
Operating expenses	$(20,355)	$(20,155)	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(26,462)	$(21,406)	$(70,962)	$(74,778)
GAAP net income	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$105,897	$61,029

Average total assets	$5,880,281	$5,954,162	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,988,332	$5,858,662
Average total equity	$1,111,507	$1,089,289	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,259,581	$1,254,352	$1,103,705	$1,257,552

Operating expenses / average total assets	1.38%	1.35%	1.99%	1.40%	1.64%	1.76%	1.71%	1.81%	1.52%	1.58%	1.70%
Operating expenses / average total equity	7.33%	7.40%	10.97%	7.61%	7.87%	7.97%	7.94%	8.40%	6.83%	8.57%	7.93%

GAAP net income / average total assets	3.57%	2.77%	0.79%	2.53%	1.28%	1.89%	1.01%	1.85%	3.20%	2.36%	1.39%
GAAP net income / average equity (GAAP ROE)	18.91%	15.16%	4.35%	13.81%	6.16%	8.55%	4.69%	8.61%	14.38%	12.79%	6.47%

Leverage ratios and book value per share
Short-term debt	$1,117,405	$1,059,045	$804,175	$1,855,003	$1,872,793	$1,367,062	$1,502,164	$1,793,825	$1,887,688
Long-term debt – Commercial secured borrowing	—	65,240	65,181	63,152	65,578	65,232	68,077	66,707	66,146
Long-term debt – Other (1)	2,627,764	2,627,764	2,627,764	1,975,023	1,756,299	1,514,122	1,482,792	1,127,860	630,756
Total debt at Redwood	$3,745,169	$3,752,049	$3,497,120	$3,893,178	$3,694,670	$2,946,416	$3,053,033	$2,988,392	$2,584,590

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$—	$—	$5,261	$18,872	$34,280	$45,044	$56,508
Commercial Securitization ABS issued	—	—	51,680	53,137	67,946	69,914	79,676	83,313	114,943
Legacy Sequoia entities ABS issued	819,868	859,628	907,023	996,820	1,105,588	1,173,336	1,239,065	1,416,762	1,484,751
Total ABS issued (1)	$819,868	$859,628	$958,703	$1,049,957	$1,178,795	$1,262,122	$1,353,021	$1,545,119	$1,656,202
Consolidated Debt	$4,565,037	$4,611,677	$4,455,823	$4,943,135	$4,873,465	$4,208,538	$4,406,054	$4,533,511	$4,240,792
Stockholders' equity	$1,130,130	$1,092,603	$1,085,750	$1,146,265	$1,206,575	$1,264,785	$1,257,210	$1,256,142	$1,266,678
Debt at Redwood to stockholders' equity (2)	3.3x	3.4x	3.2x	3.4x	3.1x	2.3x	2.4x	2.3x	2.0x
Consolidated debt to stockholders' equity	4.0x	4.2x	4.1x	4.3x	4.0x	3.3x	3.5x	3.6x	3.4x
Shares outstanding at period end (in thousands)	76,682	76,935	76,627	78,163	82,125	84,552	83,749	83,443	83,284
Book value per share	$14.74	$14.20	$14.17	$14.67	$14.69	$14.96	$15.01	$15.05	$15.21

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 5: Financial Ratios and Book Value 50

Table 6: Balance & Yields by Portfolio (1) ($ in thousands)

	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2		2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2
Securities – Prime Senior							Securities – Subordinate
Principal balance	$68,288	$70,717	$120,577	$434,768	$279,793	$305,660	Principal balance	$792,571	$747,408	$716,426	$658,403	$560,529	$596,127
Unamortized discount	(6,116)	(6,614)	(13,491)	(21,295)	(27,497)	(30,713)	Unamortized discount	(150,915)	(157,445)	(154,759)	(153,697)	(147,867)	(153,368)
Credit reserve	(1,483)	(987)	(1,108)	(1,305)	(2,377)	(2,650)	Credit reserve	(35,037)	(33,982)	(35,494)	(32,131)	(32,865)	(36,804)
Unrealized gains, net	2,780	2,080	5,545	16,772	23,600	29,090	Unrealized gains, net	73,002	65,397	62,327	61,775	70,406	67,858
IO securities	19,098	17,709	22,177	30,623	29,062	40,000	IO securities	273	260	250	240	247	234
Fair value	$82,567	$82,905	$133,700	$459,563	$302,581	$341,387	Fair value	$679,894	$621,638	$588,750	$534,590	$450,450	$474,047

Average amortized cost	$79,905	$97,262	$266,151	$370,769	$298,428	$331,394	Mezzanine (3)
Interest income	$2,543	$3,009	$5,660	$7,066	$6,722	$8,252	Average amortized cost	$361,729	$329,308	$354,239	$267,974	$271,554	$290,927
Annualized yield (2)	12.73%	12.37%	8.51%	7.62%	9.01%	9.96%	Interest income	$4,392	$4,077	$4,231	$3,533	$3,561	$3,895
							Annualized yield	4.86%	4.95%	4.78%	5.27%	5.25%	5.36%
Securities – Non-Prime Senior
Principal balance	$9,372	$10,137	$31,781	$75,591	$174,285	$182,719	Subordinate (3)
Unamortized discount	(1,635)	(1,813)	(3,262)	(8,395)	(25,505)	(27,533)	Average amortized cost	$222,036	$204,334	$134,461	$141,044	$128,875	$138,900
Credit reserve	(641)	(622)	(687)	(5,101)	(8,964)	(9,175)	Interest income	$5,565	$5,320	$3,896	$3,930	$4,087	$4,225
Unrealized gains, net	725	426	1,261	6,162	18,224	20,365	Annualized yield	10.03%	10.41%	11.59%	11.15%	12.69%	12.17%
IO securities	5,394	5,423	5,414	5,782	6,514	6,705
Fair value	$13,215	$13,551	$34,507	$74,039	$164,554	$173,081	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$12,643	$17,643	$59,715	$120,429	$149,589	$156,383	Principal balance	$2,211,759	$2,208,823	$2,275,298	$1,758,990	$1,325,626	$1,131,844
Interest income	$705	$890	$1,940	$3,215	$3,824	$3,946	Unrealized gains, net	70,915	68,738	68,655	32,205	34,651	25,441
Annualized yield (2)	22.30%	20.18%	13.00%	10.68%	10.23%	10.09%	Fair value	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285

Securities – Re-REMIC							Average amortized cost	$2,260,895	$2,288,560	$1,986,635	$1,566,959	$1,167,534	$1,017,835
Principal balance	$180,754	$188,404	$189,146	$189,782	$192,215	$193,221	Interest income	$21,923	$22,333	$19,306	$15,526	$11,258	$9,370
Unamortized discount	(59,146)	(64,484)	(66,586)	(71,670)	(74,377)	(75,658)	Annualized yield	3.88%	3.90%	3.89%	3.96%	3.86%	3.68%
Credit reserve	(10,452)	(9,352)	(11,258)	(10,332)	(11,135)	(13,071)
Unrealized gains, net	50,078	51,139	51,668	57,284	60,936	64,592	Commercial Mezzanine Loans
Fair value	$161,234	$165,707	$162,970	$165,064	$167,639	$169,084	Principal balance	$30,742	$264,448	$310,010	$311,553	$333,442	$332,122
							Discount/Valuation Adj.	(342)	(3,766)	(3,908)	(4,096)	(4,278)	(4,476)
Average amortized cost	$113,638	$112,930	$109,501	$107,384	$105,572	$103,384	Credit reserve	—	(859)	(7,390)	(7,102)	(7,341)	(7,401)
Interest income	$5,395	$5,121	$5,367	$4,341	$4,555	$4,524	Carrying value	$30,400	$259,823	$298,712	$300,355	$321,823	$320,245
Annualized yield	18.99%	18.14%	19.61%	16.17%	17.26%	17.50%
							Average amortized cost	$261,194	$263,547	$295,531	$309,577	$322,989	$328,193
							Interest income	$6,453	$12,049	$7,833	$10,508	$8,760	$10,551
							Annualized yield	9.88%	18.29%	10.60%	13.58%	10.85%	12.86%

(1)	Annualized yields for securities are calculated using average amortized cost for AFS securities and average fair value for trading securities.

(2)
Yields for prime and non-prime senior securities include investments in Sequoia IO securities, for which yields are calculated using fair value, as these are trading securities. As non-IO senior securities were sold during the last several quarters, a greater portion of the remaining balances have included investments in IO securities, which generally have higher yields.

(3)
Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles. During 2016, a growing proportion of our subordinate securities are designated as trading securities and carried at fair value. See our respective Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for further information.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 6: Balances & Yields by Portfolio 51

Table 7: Securities and Loan Portfolio Activity ($ in thousands)

	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2		2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$82,905	$133,700	$459,563	$302,581	$341,387	$363,681	Beginning carrying value	$882,380	$441,076	$1,115,738	$1,506,151	$892,081	$1,094,885
Acquisitions	—	—	—	203,406	—	34,686	Acquisitions	1,252,135	1,342,079	1,218,649	2,163,783	2,987,187	2,847,135
Sales	—	(38,913)	(295,988)	(21,547)	(3,623)	(44,157)	Sales	(774,106)	(830,974)	(1,269,135)	(2,101,933)	(2,132,895)	(2,816,143)
Effect of principal payments	(3,937)	(3,918)	(13,528)	(20,508)	(17,508)	(20,988)	Principal repayments	(20,574)	(12,332)	(23,589)	(33,259)	(17,802)	(14,794)
Transfers between portfolios	1,476	—	—	—	—	—	Transfers between portfolios	(151,919)	(63,328)	(606,026)	(412,824)	(233,429)	(215,826)
Change in fair value, net	2,123	(7,964)	(16,347)	(4,369)	(17,675)	8,165	Changes in fair value, net	598	5,859	5,439	(6,180)	11,009	(3,176)
Ending fair value	$82,567	$82,905	$133,700	$459,563	$302,581	$341,387	Ending fair value	$1,188,514	$882,380	$441,076	$1,115,738	$1,506,151	$892,081

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$13,551	$34,507	$74,039	$164,554	$173,081	$182,328	Beginning carrying value	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444
Acquisitions	—	—	—	700	—	—	Principal repayments	(146,151)	(129,073)	(76,731)	(62,020)	(39,514)	(53,104)
Sales	—	(18,396)	(32,315)	(71,870)	—	—	Transfers between portfolios	151,919	63,328	606,026	504,445	233,429	215,830
Effect of principal payments	(615)	(1,758)	(2,483)	(7,579)	(7,510)	(7,300)	Changes in fair value, net	(655)	(647)	23,463	(11,507)	9,077	(5,885)
Change in fair value, net	279	(802)	(4,734)	(11,766)	(1,017)	(1,947)	Ending fair value	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285
Ending fair value	$13,215	$13,551	$34,507	$74,039	$164,554	$173,081
							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Securities – Re-REMIC							Beginning carrying value	$880,197	$930,027	$1,021,870	$1,170,246	$1,237,114	$1,304,426
Beginning fair value	$165,707	$162,970	$165,064	$167,639	$169,084	$169,239	Principal repayments	(46,810)	(53,596)	(54,212)	(57,523)	(65,556)	(68,547)
Sales	—	—	—	(1,170)	—	—	Transfers to REO	(2,612)	(3,825)	(1,975)	(1,742)	(893)	(1,241)
Effect of principal payments	(4,917)	(13)	—	(87)	(123)	(182)	Transfers between portfolios	—	—	—	(91,621)	—	—
Transfers between portfolios	(1,476)	—	—	—	—	—	Changes in fair value, net	9,201	7,591	(35,656)	2,510	(419)	2,476
Change in fair value, net	1,920	2,750	(2,094)	(1,318)	(1,322)	27	Ending fair value	$839,976	$880,197	$930,027	$1,021,870	$1,170,246	$1,237,114
Ending fair value	$161,234	$165,707	$162,970	$165,064	$167,639	$169,084
							Commercial Loans, held-for-sale
Securities – Subordinate (1)							Beginning carrying value	$237,538	$—	$39,141	$80,756	$165,853	$54,407
Beginning fair value	$621,638	$588,750	$534,590	$450,450	$474,047	$569,995	Originations	—	—	37,625	99,625	167,510	257,671
Acquisitions	75,676	77,016	63,345	113,037	9,423	39,193	Sales	(203,634)	—	(77,183)	(140,668)	(256,581)	(147,132)
Sales	(25,610)	(42,631)	(8,485)	(15,806)	(29,462)	(127,353)	Principal repayments	(3,204)	—	(16)	(19)	—	(80)
Effect of principal payments	(7,985)	(11,323)	(5,404)	(5,016)	(4,715)	(4,176)	Transfers between portfolios	—	237,538	—	—	—	—
Change in fair value, net	16,175	9,826	4,704	(8,075)	1,157	(3,612)	Changes in fair value, net	(300)	—	433	(553)	3,974	987
Ending fair value	$679,894	$621,638	$588,750	$534,590	$450,450	$474,047	Ending fair value	$30,400	$237,538	$—	$39,141	$80,756	$165,853

Securities – Mezzanine (1)							Commercial Loans, held-for-investment at amortized cost
Beginning fair value	$375,636	$370,105	$360,764	$276,208	$290,283	$380,935	Beginning carrying value	$22,285	$298,712	$300,355	$321,823	$320,245	$337,858
Acquisitions	25,464	43,432	12,649	100,122	9,423	22,744	Originations	—	—	—	—	12,869	1,750
Sales	(25,610)	(36,207)	(4,000)	(8,899)	(24,980)	(105,590)	Principal repayments	(23,144)	(45,562)	(1,543)	(21,890)	(11,529)	(19,816)
Effect of principal payments	(5,398)	(5,165)	(3,530)	(2,749)	(1,946)	(2,010)	Transfers between portfolios	—	(237,538)	—	—	—	—
Change in fair value, net	2,208	3,471	4,222	(3,918)	3,428	(5,796)	Provision for loan losses	859	6,532	(289)	240	60	261
Ending fair value	$372,300	$375,636	$370,105	$360,764	$276,208	$290,283	Discount/fee amortization	—	141	189	182	178	192
							Ending carrying value (2)	$—	$22,285	$298,712	$300,355	$321,823	$320,245

							Mortgage Servicing Rights
							Beginning carrying value	$110,046	$126,620	$191,976	$162,726	$168,462	$120,324
							Additions	3,443	10,691	8,807	21,305	22,760	32,463
							Sales	(8,860)	—	(29,559)	—	—	—
							Changes in fair value, net	1,380	(27,265)	(44,604)	7,945	(28,496)	15,675
							Ending fair value	$106,009	$110,046	$126,620	$191,976	$162,726	$168,462

(1)
Securities-subordinate, as presented above, includes mezzanine securities. Mezzanine securities have also been presented separately to provide additional detail on this portion of the subordinate securities portfolio.

(2)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 7: Securities and Loan Portfolio Activity 52

Table 8: Consolidating Balance Sheet ($ in thousands)

	September 30, 2016					June 30, 2016
		Consolidated VIEs (1)					Consolidated VIEs (1)
	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated
Residential loans	$3,471,188	$—	$839,976	$839,976	$4,311,164	$3,159,941	$—	$880,197	$880,197	$4,040,138
Commercial loans (2)	30,400	—	—	—	30,400	325,063	—	—	—	325,063
Real estate securities	936,910	—	—	—	936,910	883,801	—	—	—	883,801
Mortgage servicing rights	106,009	—	—	—	106,009	110,046	—	—	—	110,046
Cash and cash equivalents	221,372	—	—	—	221,372	216,923	—	—	—	216,923
Total earning assets	4,765,879	—	839,976	839,976	5,605,855	4,695,774	—	880,197	880,197	5,575,971
Other assets (3)	259,341	—	7,423	7,423	266,764	313,792	131	7,698	7,829	321,621
Total assets	$5,025,220	$—	$847,399	$847,399	$5,872,619	$5,009,566	$131	$887,895	$888,026	$5,897,592
Short-term debt	$1,117,405	$—	$—	$—	$1,117,405	$1,059,045	$—	$—	$—	$1,059,045
Other liabilities	184,820	—	523	523	185,343	201,386	100	528	628	202,014
ABS issued, net	—	—	819,868	819,868	819,868	—	—	859,628	859,628	859,628
Long-term debt, net (2)	2,619,873	—	—	—	2,619,873	2,684,302	—	—	—	2,684,302
Total liabilities	3,922,098	—	820,391	820,391	4,742,489	3,944,733	100	860,156	860,256	4,804,989

Equity	1,103,122	—	27,008	27,008	1,130,130	1,064,833	31	27,739	27,770	1,092,603
Total liabilities and equity	$5,025,220	$—	$847,399	$847,399	$5,872,619	$5,009,566	$131	$887,895	$888,026	$5,897,592

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to certain securitization entities (consolidated variable interest entities, or VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated VIEs, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At June 30, 2016, commercial loans at Redwood and long-term debt, net at Redwood include $65 million of commercial A-notes and $65 million of commercial secured borrowings, respectively. Although these loans were sold, we were required under GAAP to retain the loans on our balance sheet and treat the proceeds as secured borrowings.

(3)
Other assets includes a total of $47 million of assets held by third party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 3RD QUARTER 2016	Table 8: Consolidating Balance Sheet 53

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE MANAGEMENT:	DIRECTORS:

Marty Hughes	Richard D. Baum
Chief Executive Officer	Chairman of the Board
and Former Chief Deputy Insurance
Christopher J. Abate	Commissioner for the State of California
President and Chief Financial Officer
Douglas B. Hansen
Andrew P. Stone	Vice-Chairman of the Board
Executive Vice President, General Counsel	and Private Investor
and Secretary
Mariann Byerwalter
Bo Stern	Chairman, SRI International
Chief Investment Officer	Chairman, JDN Corporate Advisory LLC

Garnet W. Kanouse	Debora D. Horvath
Managing Director - Head of Residential	Principal, Horvath Consulting LLC

Marty Hughes
Chief Executive Officer
CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300	Greg H. Kubicek
Mill Valley, California 94941	President, The Holt Group, Inc.
Telephone: (415) 389-7373
Karen R. Pallotta
CHICAGO OFFICE:	Owner, KRP Advisory Services, LLC
225 W. Washington Street, Suite 1440
Chicago, IL 60606	Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP
DENVER METRO AREA OFFICE:
8310 South Valley Highway, Suite 425	Georganne C. Proctor
Englewood, Colorado 80112	Former Chief Financial Officer, TIAA-CREF

STOCK LISTING:	INVESTOR RELATIONS:
The Company's common stock is traded	Kristin Brown
on the New York Stock Exchange under	Vice President, Investor Relations
the symbol RWT	Telephone: (866) 269-4976
Email: investorrelations@redwoodtrust.com
TRANSFER AGENT:
Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust, visit our website at www.redwoodtrust.com